As filed with the Securities and Exchange Commission on May 27, 2014

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

VECTOR GROUP LTD.
(Exact name of registrant as specified in its charter)

Delaware	4400 Biscayne Boulevard, 10th Floor	65-0949535
(State or other jurisdiction of	Miami, Florida 33137	(I.R.S. Employer
incorporation or organization)	(305) 579-8000	Identification Number)
(Address, including zip code, and
telephone number, including area code,
of Registrant’s principal executive
offices)
____________________

2014 Management Incentive Plan

(Full title of the plan)
____________________

J. Bryant Kirkland III
Vice President, Treasurer and Chief Financial Officer
Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor
Miami, Florida 33137
(305) 579-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to Be	Offering	Aggregate	Registration
Securities to Be Registered	Registered (3)	Price	Offering	Fee
		Per Security	Price

Common Stock, par value	387,500	$19.64 (1)	$7,610,500 (1)	$981
$.10 per share; to be issued
under 2014 Management
Incentive Plan

Common Stock, par value	9,612,500	$19.57 (2)	$188,116,625 (2)	$24,229
$.10 per share; available for
issuance under 2014
Management Incentive Plan

TOTAL	10,000,000		$195,727,125	$25,210
	Shares

(1)
The registration fee for the Common Stock to be issued pursuant to outstanding options under each stock plan was calculated in accordance with Rule 457(h) of the Securities Act based upon the price per share at which the options may be exercised.

(2)
Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on May 20, 2014.

(3)
This Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchange of shares or other similar events.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “SEC”).

Item 2.    Registrant Information and Employee Plan Annual Information.

Not required to be filed with the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed or to be filed by Vector Group Ltd. (the “Registrant”) with the SEC (File No. 1‑5759) are incorporated herein by reference:

1.    The Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2013.

2.    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

3.    The Registrant’s Current Reports on Form 8-K, filed with the SEC on May 16, 2014, April 15, 2014, March 24, 2014, March 19, 2014, March 18, 2014, and March 14, 2014.

4.    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the document referred to in (1) above.

5.    The description of the Registrant’s Common Stock contained in the Registrant's Form 10-Q filed with the SEC for the quarter ended September 30, 1999, including all amendments and reports filed for the purpose of updating such description, which were filed in the Registrant's Form 8-K dated May 24, 2000, the Registrant's Form 10-Q for the quarter ended June 30, 2007 and the Registrant's Form 8-K dated May 16, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post‑effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statements contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Marc N. Bell, Vice President, Secretary and General Counsel of the Registrant, owns 31,833 shares of Common Stock of the Registrant and holds options under the Registrant's 1999 Amended and Restated Long-Term Incentive Plan to purchase an additional 97,240 shares of Common Stock of the Registrant at $11.60 per common share as well as an additional 52,500 shares of Common Stock of the Registrant at $15.36 per common share and options under the 2014 Management Incentive Plan to purchase an additional 37,500 shares of Common Stock of the Registrant at $19.64 per common share.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law and Article VI of the Registrant’s By‑Laws provide for indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the Delaware General Corporate Law or (iv) obtains an improper personal benefit. Article Eighth of the Registrant’s Amended and Restated Certificate of Incorporation includes a provision which eliminates directors’ personal liability to the full extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit
(a)	No.	Description

	4	Vector Group Ltd. Amended and Restated 2014 Management Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K dated March 10, 2014).

	5	Opinion of Marc N. Bell, Esq.

	23.1	Consent of PricewaterhouseCoopers LLP.

	23.2	Consent of PricewaterhouseCoopers LLP.

	23.3	Consent of PricewaterhouseCoopers LLP.

	23.4	Consent of PricewaterhouseCoopers LLP.

	23.5	Consent of Marc N. Bell, Esq. (included in Exhibit 5).

	24	Power of Attorney (included in the signature page hereof).

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post‑amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post‑effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement whereby the Registrant may indemnify any such directors, officers or controlling persons against such liabilities, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on the 27th day of May, 2014.

VECTOR GROUP LTD.

By:    /s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President, Treasurer and
Chief Financial Officer

Each person whose signature appears below hereby authorizes Richard J. Lampen, Marc N. Bell and J. Bryant Kirkland III, and each of them individually (the “Agent”), with full power of substitution and resubstitution, to file one or more amendments (including post‑effective amendments) to the Registration Statement which amendments may make such changes in the Registration Statement as such Agent deems appropriate and each such person hereby appoints each such Agent as attorney‑in‑fact to execute in the name and on behalf of each such person, individually and in each capacity stated below, any such amendments to the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 27, 2014.

SIGNATURE	TITLE

/s/ Howard M. Lorber	President and Chief Executive Officer (Principal Executive Officer)
Howard M. Lorber

/s/ J. Bryant Kirkland III	Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
J. Bryant Kirkland III

/s/ Henry C. Beinstein	Director
Henry C. Beinstein

/s/ Ronald J. Bernstein	Director
Ronald J. Bernstein

/s/ Stanley S. Arkin	Director
Stanley S. Arkin

/s/ Bennett S. LeBow	Director
Bennett S. LeBow

/s/ Jeffrey S. Podell	Director
Jeffery S. Podell

/s/ Jean E. Sharpe	Director
Jean E. Sharpe